                                  EXHIBIT 4.6
                                  -----------

                            EXCHANGE AGENT AGREEMENT
                            ------------------------

                                February 9, 1998



State Street Bank and Trust Company
2 International Place
Boston, Massachusetts 02110
Attention:  Roland Gustafsen

Ladies and Gentlemen:

          VIALOG Corporation, a corporation formed under the laws of the Commonwealth of Massachusetts (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange its $1,000 principal amount 12 3/4% Series A Senior Notes due 2001 (the "Old Notes") for its $1,000 principal amount 12 3/4% Series B Senior Notes due 2001 (the "Exchange Notes"). The Old Notes and the Exchange Notes are collectively referred to herein as the "Notes." The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated February 12, 1998 (the "Prospectus"), to be distributed by the Company to all record holders of the Units of the Company each consisting of
(i) one Old Note and one Warrant (a "Warrant") to purchase 10.0886 shares of the Common Stock ("Common Stock"), par value $.01 per share of the Company (the "Units").

          The Company hereby appoints State Street Bank and Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer to effect the exchange of Units for Exchange Notes and Warrants, on the terms and subject to conditions of this agreement. References hereinafter to "you" shall refer to State Street Bank and Trust Company.

          The Exchange Offer is expected to be commenced by the Company on or about February 12, 1998. The Letter of Transmittal accompanying the Prospectus (or in the case of Units to be tendered by book-entry transfer, the transmission of an Agent's Message (as defined below) in lieu of delivery of the Letter of Transmittal through the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") is to be used by the holders of the Units to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for the Units tendered in connection therewith and (ii) the book entry transfer of Notes and Warrants to the Exchange Agent's account.

          The Exchange Offer shall expire at 5:00 P.M., New York City time, on March 26, 1998 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

          The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Unit not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the captions "The Exchange Offer--General," "- -Expiration Date, Extensions; Amendments" and "--Termination". The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance of Units to you promptly after any amendment, termination or nonacceptance.

          In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way
                                            --------  -------
will your general duty to act in good faith be discharged by the foregoing.

          2. You will establish an account with respect to the Units at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Units by causing the Book-Entry Transfer Facility to transfer such Units into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

          3. You are to examine each of the Letters of Transmittal, or Agent's Message, in lieu thereof, and certificates for the Units (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Units to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Units have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for the Units are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. You need not pass on the legal sufficiency of any signature or verify any signature guarantee.

          4. With the approval of the President or the Vice President - Finance of the Company or any other officer of the Company designated in writing by the President or the Vice President - Finance of the Company (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Units pursuant to the Exchange Offer.

          5. Tenders of the Units may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering," and the Units shall be considered properly tendered to you only when tendered in accordance with the procedures set forth herein and therein.

              Notwithstanding the provisions of this paragraph 5, Units that any Designated Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

          6. You shall advise the Company with respect to any Units received subsequent to the Expiration Date and accept their instructions with respect to disposition of such Units.

          7.  You shall accept tenders:

              (a) in cases where the Units are registered in two or more names only if signed by all named holders;

              (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority so to act is submitted; and

              (c) from persons other than the registered holder of the Units provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

          You shall accept partial tenders of the Units where so indicated and as permitted in the Letter of Transmittal and deliver certificates for the Units to the transfer agent for split-up and return any untendered Units to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

          8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Units properly tendered and you, on behalf of the Company, will exchange such Units for Exchange Notes and Warrants and cause such Units to be canceled. Delivery of Exchange Notes and Warrants will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Old Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Units by the Company and one Warrant to purchase 10.0886 shares of Common Stock for each $1000 principal amount of Exchange Notes; provided, however, that in all cases, the Units tendered pursuant to the
--------  -------
Exchange Offer will be exchanged only after timely receipt by you of certificates for such Units (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal

(or facsimile thereof), or for book-entry transfers of Units, an Agent's Message in lieu thereof, with any required signature guarantees and any other required documents. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof and one Warrant to purchase 10.0886 Shares of Common Stock for each $1,000 principal amount of Exchange Notes or any integral multiple thereof.

          9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, the Units tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

          10. The Company shall not be required to exchange any Units tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Units tendered shall be given orally (and confirmed in writing) by the Company to you.

          11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Units tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer-- Termination" or otherwise, you shall promptly after the expiration or termination of the Exchange Offer return those certificates for unaccepted Units (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

          12. All certificates for reissued Units, unaccepted Units or for Exchange Notes and Warrants shall be forwarded by (a) first-class mail, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

          13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          14. As Exchange Agent hereunder you:

              (a) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or herein or as may be subsequently agreed to in writing by you and the Company;

              (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency (not only as to genuiness but also as to its due execution, genuiness of signatures appearing thereon and as to truth and accuracy of information contained therein), value or genuineness of any of the certificates or the Units represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer or the Exchange Notes or Warrants;

              (c) shall not be obligated to take any legal action hereunder that might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

              (d) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without gross negligence, willful misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

              (e) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

              (f) may rely on and shall be protected in acting upon written or oral instructions from any Designated Officer of the Company;

              (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

              (h) shall not advise any person tendering Units pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Units.

              (i) you shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless in writing received by you and making specific reference to this Agreement.

          15. You shall take such action as may from time to time be reasonably requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention:
Glenn D. Bolduc, President. The Company shall pay the reasonable fees and expenses of the Exchange Agent in providing the services set forth in this section.

          16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Glenn D. Bolduc, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date as reasonably otherwise requested) up to and including the Expiration Date, as to the number of Units that have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time on or prior to the Expiration Date of such other information as it or such person reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate amount of Units tendered, the aggregate amount of Units accepted and deliver the list to the Company promptly after the Expiration Date.

          17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be maintained by you for a period of time at least equal to the period of time you maintain other records pertaining to the transfer of Notes. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company at the address set forth below for notices.

          18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

          19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation and reimbursement of out-of-pocket expenses as set forth on Schedule I attached hereto.
         ----------

          20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

          21. (a) The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with the administration of your duties hereunder or any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Units reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Units; provided, however, that the Company shall not be liable for
                   --------  -------
indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct.

              (b) You agree that, without the prior written consent of the Company (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you or the Company is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Company from all liability arising out of such claim, action or proceeding.

          22. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          23. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          24. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          25. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

          26. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:



          If to the Company:


               VIALOG Corporation
               Ten New England Business Center, Suite 302
               Andover, Massachusetts 01810

               Facsimile:  (978) 975-7208
               Attention:   Glenn D. Bolduc, President

          If to the Exchange Agent:


               State Street Bank and Trust Company
               2 International Place
               Boston, Massachusetts 02110

               Facsimile:  (617) 664-5150
               Attention:  Roland Gustafsen

          27. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 19 and 21 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Units, Notes, Warrants, funds or property then held by you as Exchange Agent under this Agreement.

          28. This Agreement shall be binding and effective as of the date hereof.

          Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

          VIALOG Corporation


          By:   /s/  Glenn D. Bolduc
                ---------------------
                Name: Glenn D. Bolduc
                Title:  President

Accepted as the date
first above written:

          STATE STREET BANK AND TRUST COMPANY, as Exchange Agent


          By:  /s/  Roland Gustafsen
               ---------------------
          Name:  Roland Gustafsen
          Title:  Assistant Vice President

                                   SCHEDULE I
                                   ----------

                                      FEES

                      STATE STREET BANK AND TRUST COMPANY

                                EXCHANGE AGENCY
                                 FEE SCHEDULE